UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 6, 2022

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on January 12, 2021 Corning Natural Gas Holding Corporation, a New York corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with ACP Crotona Corp., a Delaware corporation (“Parent”), and ACP Crotona Merger Sub Corp., a New York corporation (“Merger Sub”). Parent and Merger Sub are affiliates of Argo Infrastructure Partners LP (“Argo”) and were formed by Argo in order to acquire the Company.

Pursuant to the Merger Agreement, on July 6, 2022 (the “Effective Time”), the Company and Merger Sub filed a Certificate of Merger with the New York State Department of State (the “Certificate of Merger”) pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, in accordance with and subject to the terms of the Merger Agreement, shareholders of the Company have the right to receive consideration for their shares in the following amounts in cash, without interest: (i) $24.75 per share of common stock, less any applicable withholding taxes (the “Merger Consideration”); (ii) $25 per share of Series A preferred stock, plus any unpaid dividends; (iii) $29.70 per share of Series B preferred stock, consisting of $24.90 for the Series B preferred stock liquidation preference and $4.80 for the conversion right of the holders of the Series B preferred stock, plus any unpaid dividends; and (iv) $25 per share of Series C preferred stock, plus any unpaid dividends (subclauses (ii)-(iv), collectively, the “Preferred Payment”).

The aggregate cash Merger Consideration and Preferred Payment to be paid in the Merger to the Company’s shareholders is approximately $99.6 million.

The description of the Merger included above is not complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 12, 2021, and is incorporated by reference into this Item 2.01.

Item 3.03 Material Modification to Rights of Security Holders.

The information included in Items 2.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the shares of the Company’s common stock outstanding immediately prior to the Effective Time were converted into the right to receive the Merger Consideration, and the shares of the Company’s Series A, B and C preferred stock outstanding immediately prior to the Effective Time were converted into the right to receive the Preferred Payment. The holders of these shares ceased to have any rights as the Company’s shareholders other than the right to receive the Merger Consideration and the Preferred Payment.

Item 5.01 Changes in Control of Registrant.

The information included Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

As a result of the consummation of the Merger, a change in control of the Company occurred. Following the consummation of the Merger, the Company became a wholly-owned subsidiary of Parent.

The source of the funds for the Merger Consideration was equity contribution by investment funds affiliated with Argo.

At the Effective Time, in accordance with the terms of the Merger Agreement (and not because of any disagreement with the Company), the current directors of the Company, other than Michael I. German, ceased to be directors, and Hugh Au, Joe Fontana, Richard Klapow, Mike Madia, Denise Nelson and Fi Sarhangi joined Mr. German on the board and became directors of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information regarding the replacement of directors included under Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, in accordance with the terms of the Certificate of Merger, the Company’s certificate of incorporation was amended to revise the Company’s authorized capital stock and delete provisions relating to the vote of shareholders required to approve certain matters.

The Certificate of Merger is filed as Exhibits 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 8.01 Other Events.

In connection with the closing of the Merger as discussed in Item 2.01 above, the Company issued a press release on July 6, 2022.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

3.1	Certificate of Merger of Corning Natural Gas Holding Corporation and ACP Crotona Merger Sub Corp. dated July 6, 2022
10.1	Agreement and Plan of Merger, dated as of January 12, 2021, by and among Corning Natural Gas Holding Corporation, ACP Crotona Corp., and ACP Crotona Merger Sub Corp. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 12, 2021)
99.1	Press Release of Corning Natural Gas Holding Corporation dated July 6, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 6, 2022	Corning Natural Gas Holding Corporation

/s/ Charles A. Lenns
By Charles A. Lenns
Chief Financial Officer

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